Exhibit 3.1
Amended and Restated
Certificate of Incorporation
of
IMAGEWARE SYSTEMS, INC.

ImageWare Systems, Inc. (the “Corporation”), a Delaware corporation hereby certifies as follows:

A.
The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on October 26, 2005 (as amended, amended and restated, supplemented or otherwise modified prior to the filing of this Amended and Restated Certificate of Incorporation, the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

B.
The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

1. The name of the Corporation is ImageWare Systems, Inc..

2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capitalization.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is One Billion, Five Million (1,005,000,000) shares, consisting of One Billion (1,000,000,000) shares of Common Stock with a par value of $0.01 per share (“Common Stock”) and Five Million (5,000,000) shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”).

(b) Common Stock.

i. Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may from time to time be issued, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board.

ii. Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

iii. Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. There shall be no cumulative voting. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her on all matters voted upon by the stockholders. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates primarily to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Undesignated Preferred Stock. The remaining shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this section 4(c) set forth, the Board, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this section 4(c) otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

(d) Series B Preferred Stock. The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows:

i. Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive cumulative dividends in cash, subject to the availability of, and only out of, any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation; provided, however, that such convertible securities or rights shall not rank, as to dividend or liquidation rights, prior to or on a parity with the Series B Preferred Stock) on the Common Stock or any other series of Preferred Stock or series or class of any other stock of the Corporation and prior and in preference to any payment of monies to any sinking or purchase fund on the common stock or any other series of Preferred Stock or series or class of any other stock of the corporation for the redemption or repurchase thereof, at the rate of $0.2125 per share per annum payable in equal semiannual installments of $0.10625 per share, on the last business day of October and April each year, and upon redemption of the Series B Preferred Stock or conversion thereof as otherwise provided herein. Dividends for less than a full calendar semi-annual period shall be prorated, based on the actual number of days elapsed during such semiannual period, divided by 180 days. Declared dividends on outstanding shares of the Series B Preferred Stock shall be paid to record holders as they appear on the stock register of the Corporation at the close of business on the 15th day of the month containing such dividend date as may be fixed by the Board in advance of such dividend date, provided that no such record date shall be more than 30 days prior to such dividend date.

ii. Liquidation; Dissolution. (a) In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other series of Preferred Stock or series or class of any other stock of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of (i) $2.50 for each outstanding share of Series B Preferred Stock (hereafter referred to as the “Original Series B Issue Price”) and (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. The Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to any liquidation event, a notice setting forth the date on which such event is expected to become effective and the type and amount of anticipated proceeds per share of Common Stock to be distributed with respect thereto and shall afford each such holder the opportunity to convert such shares of Series B Preferred Stock pursuant to paragraph iii of this section 4(d) (conditional upon the consummation of such liquidation event) prior to the consummation thereof, (b) a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation of an acquisition of the Corporation by another entity by means of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a “Sale”), shall be deemed to be a liquidation; provided, however, that if holders of Series B Preferred Stock are to receive more than the preferential amounts due them under subsection (a) of this paragraph ii in the Sale, then the Sale shall not be a liquidation and all holders of Series B Preferred Stock shall participate ratably with the holders of Common Stock and the holders of any other series of Preferred Stock with similar rights in proportion to the amount of shares owned by each such holder on an as-converted basis and shall not be entitled to receive any preferential amounts.

iii. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to subsection (c) of this paragraph iii, each share of Series B Preferred Stock plus accrued but unpaid dividends thereon shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price plus the aggregate amount of accrued but unpaid dividends thereon by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price; provided however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection (c) of this paragraph iii.

(b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed in blank, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows: (i) in the event the Corporation should at any time or from time to time after the date of the issuance of any shares of Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to Common Stock Equivalents or other rights or securities of the Corporation; and (ii) if the number of shares of Common stock outstanding at any time after the date of the issuance of any shares of Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the Corporation shall declare a distribution with respect to the outstanding shares of Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets or options or rights not referred to in subsection (c) of this section iii then, in each such case for the purpose of this subsection (d) of section iii, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a capital reorganization of the Corporation or any reclassification of the Common Stock or in case of the consolidation or merger of the Corporation with any other person or entity or in case of any sale, conveyance or disposition of all or substantially all of the assets of the Corporation to an affiliate of the Corporation (other than a subdivision, combination a liquidation or a Sale as provided for elsewhere herein), the Corporation and the person or entity formed by such consolidation or resulting from such capital reorganization, reclassification of capital stock or merger, as the case may be, shall make provision in the articles or certificate of incorporation or other governing instruments of such person such that each share of Series B Preferred Stock shall thereafter be convertible only into the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition, as the case may be, by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition. In any such case, appropriate adjustment shall be made in the application of the provisions of this section 4(d) with respect to the rights of the holders of the Series B Preferred Stock after such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance or disposition to the end that the provisions of this section 4(d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No Fractional Shares and Certificate as to Adjustments. (i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock. If any fractional interest in shares of Common Stock would, except for the provisions of this subsection 4(f), be deliverable upon the conversion of any Series B Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefore, adjust such fractional interest by payment to the holder of such converted Series B Preferred Stock an amount in cash equal to the current market value of such fractional interest (computed to the nearest cent). Whether or not cash in lieu of fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this paragraph iii of section 4(d), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(i) Notices. Any notice required by the provisions of this section 4 to be given to the holder of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

iv. Voting Rights.

(a) The holder of each share of Series B Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders, meeting in accordance with the Bylaws, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

(b) Election of Directors. Notwithstanding subsection iv.(a) above, so long as the Corporation is in default in the payment of any dividends due the holders of Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation and the holders of Series B Preferred Stock and Common Stock, voting on an as converted basis, shall be entitled to elect the remaining directors of the Corporation. At such time as the Corporation is no longer in default on the payment of any dividends due the holders of Series B Preferred Stock, the special voting provisions set forth in the preceding sentence shall no longer be effective and the voting provisions of section iv(a) above shall apply. The director elected by the holders of Series B Preferred Stock shall thereupon be deemed to have resigned. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of directors to be elected solely by the holders of Series B Preferred Stock. A vacancy in any directorship elected by the holders of Series B Preferred Stock shall be filled only by vote of the holders of Series B Preferred Stock and a vacancy in the directorship elected by the holders of Series B Preferred Stock and Common Stock voting together shall be filled only by the vote of the holders of Series B Preferred Stock and Common Stock voting together as provided above.

v. Redemption.

(a) Redemption by the Corporation. (i) The Corporation shall have the right, but not the obligation, exercisable at any time or from time to time, upon at least sixty (60) days’ prior written notice to the holders of the outstanding shares of Series B Preferred Stock to redeem all or some of the outstanding shares of Series B Preferred Stock, pro rata, by paying a sum per share equal to the Original Series B Issue Price (subject to adjustments as a result of distributions, if any, made pursuant to subsection iii(c) plus an amount equal to all accrued but unpaid dividends, if any, through the date of redemption. (ii) In compliance with the applicable notice period set forth in this subsection v(a), the Corporation shall mail, postage prepaid, to each holder of record of Series B Preferred Stock to be redeemed, at such holder’s address last shown on the records of the Corporation, notifying such holder of such redemption, specifying the date fixed for the redemption (the “Redemption Date”), which shall also be the date on which such holder’s Conversion Rights as to the shares called for redemption shall terminate, and calling upon such holder to surrender to the Corporation, and in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Series B Preferred Stock to be redeemed (such notice is hereinafter referred to as the “Redemption Notice”), On or prior to the Redemption Date, each holder of the Series B Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the appropriate redemption price as specified in this subsection v(a) (the “Redemption Price”) of such shares (except that such number of shares shall be reduced by the number of shares which shall have been converted pursuant to subsection 3 hereof between the date of notice of redemption and the date on which Conversion Rights to such shares terminate) shall be payable to the order of the person whose name appears on such certificate or certificates as the owner therefor and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price (whether because there is no source of funds legally available for such redemption or because such funds shall not be paid or made available for payment), all rights of the holders of the Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(b) Redemption Consideration. Amounts to be paid pursuant to subsection v(a) above shall be paid, at the sole discretion of the Corporation, in cash or notes or any combination of cash and notes. The notes, if issued by the Corporation in satisfaction of the redemption of Series B Preferred Stock, shall bear interest, payable monthly, at ten percent (10%) per annum and shall provide for repayment of the principal amount in two equal installments on the next two immediately succeeding anniversary dates of the date of redemption of the shares of Series B Preferred Stock so requested to be redeemed.

(c) Surrender of Certificate. Except as prohibited pursuant to applicable California corporate law, on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) No Dividends After Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series B Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holder of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption on shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed; provided, however, that this Corporation shall give ten (10) days advance written notice to each such holder of shares to be redeemed that the Corporation at that time has funds available for the redemption of shares of Series B Preferred Stock, and any such holder may direct that the Corporation not redeem any or all of that holder’s remaining shares previously requested by that holder to be redeemed, and such shall not be redeemed, so long as written notice of such direction is received by the Corporation no later than ten (10) days after this Corporation’s advance notice was given.

vi. Covenants. So long as the Corporation is in default on any provision of this section 4(d), the Corporation shall not repurchase or redeem any shares of Common Stock or any shares of any series of Preferred Stock of the Corporation, except for shares of Series B Preferred Stock.

vii. Reissuance of Series B Preferred Stock. Any share or shares of Series B Preferred Stock or of any other series or class of stock of the Corporation acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be restored to the status of authorized by unissued shares of Preferred Stock.

viii. Residual Rights. Preferred Stock shall not have any pre-emptive rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

(e) Series D Convertible Preferred Stock. Subject to the terms of the certificate of designations of Series D Convertible Preferred Stock (“Series D Preferred”), the rights, preferences, restrictions and other matters relating to the Series D Preferred are as follows:

i. Election of Directors. Subject to Section 4(d)iv hereof, for so long as any shares of Series D Preferred are outstanding, the holders of Series D Preferred, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation (together, the “Series D Directors”). A vacancy in any directorship elected by the holders of Series D Preferred shall be filled only by vote of a majority of the shares owned by the holders of Series D Preferred. Two (2) of the directors of the Corporation shall be independent directors (together, the “Independent Directors”), and shall initially be appointed by a majority vote of Kristin Taylor and the Series D Directors. From and after the first annual meeting of the Board following the date hereof, each of the Independent Directors shall be elected by vote of a majority of the shares owned by the holders of Preferred Stock, on an as-converted basis, and Common Stock voting together as a single class.

ii. For so long as any shares of Series D Preferred are outstanding, this Certificate of Incorporation may not be modified, amended or waived without the prior written consent of the holders of a majority of the shares of Series D Preferred.

5. Bylaws. The Board is expressly authorized to make, alter or repeal the Bylaws of the Corporation (the “Bylaws”).

6. Election of Directors. Except as otherwise provided by resolutions of the Board designating the rights, powers and preferences of any Preferred Stock, the number of directors of the Corporation shall initially be five (5), as set forth on Annex A attached hereto, and may thereafter be fixed from time to time, exclusively by resolution of a majority of the directors then in office, in accordance with the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

7. Removal of Directors. Subject to any limitations imposed by law and to any rights of any class or series of Preferred Stock having the right to elect directors under specified circumstances, any director may be removed from office with or without cause by the affirmative vote of the holders of the majority of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.

8. Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9. Amendment. Notwithstanding Sections 4(b)iii and 4(e)ii hereof, this Certificate of Incorporation may not be amended in a manner that would materially and adversely affect (on its face) the holders of any series of Preferred Stock disproportionately as compared to other series of Preferred Stock, in each case, without the consent of a majority of the holders of such disproportionately affected series of Preferred Stock.

10. Director Liability; Indemnification. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This section 10 does not affect the availability of equitable remedies for breach of fiduciary duties. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of any of the foregoing provisions of this section 10 shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

11. Action By Stockholders. Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation (either by hand or by certified or registered mail, return receipt requested) at its registered office in the State of Delaware or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

12. Corporate Opportunities. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Non-Employee Director”), or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any Excluded Opportunity, even if the Excluded Opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Non-Employee Director or holder of Preferred Stock to permit itself or one of its affiliates to engage in an Excluded Opportunity in preference or to the exclusion of the Corporation and such Non-Employee Director or holder of Preferred Stock or any of their respective affiliates shall have no obligation to disclose to the Corporation or any of its subsidiaries any information related to its business or opportunities, disclose to the Corporation or the Board any confidential information regarding any Excluded Opportunity in the possession of such Non-Employee Director or holder of Preferred Stock even if it is material and relevant to the Corporation and/or the Board, present Excluded Opportunities to the Corporation, refrain from engaging in any line of business, refrain from investing in any person or refrain from doing business with any person.

13.  Exclusive Jurisdiction For Certain Actions.

(a) Exclusive Forum. Unless the Board otherwise approves, in accordance with Section 141 of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each a “Covered Corporate Proceeding”).

Unless the Board consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Covered Securities Proceeding” and together with “Covered Corporate Proceedings,” the “Covered Proceeding”). Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

(b) Personal Jurisdiction. If any action the subject matter of which is a Covered Corporate Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Foreign Corporate Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Corporate Action as agent for such Claiming Party.

If any action the subject matter of which is a Covered Securities Proceeding is filed in a court other than a federal district court of the United States of America (each, a “Foreign Securities Action”), in the name of a Claiming Party without the prior consent of the Board or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the federal district court of the United States of America, in connection with any Enforcement Action and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Securities Action as agent for such Claiming Party.

(c) Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13 and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

14. DGCL Section 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be made, executed and acknowledged by its duly authorized officer this 12th day of November, 2020.

IMAGEWARE SYSTEMS, INC.

By:	/s/ Kristin Taylor
	Name:	Kristin Taylor
	Title:	Chief Executive Officer

Annex A

Initial Directors

Name	Address
Kristin Taylor	13500 Evening Creek Drive N., Suite 550 San Diego, CA 92128
Jim Demitrieus	13500 Evening Creek Drive N., Suite 550 San Diego, CA 92128
Benjamin Smeal	13500 Evening Creek Drive N., Suite 550 San Diego, CA 92128